                                                           Exhibit 99.1

HSW International, Inc. Announces 10-for-1 Reverse Stock Split, Expected to be Effective February 17, 2010

Atlanta, GA, February 8, 2010 – HSW International, Inc. (NASDAQ: HSWI), a developer and operator of Internet businesses focused on providing locally relevant, high quality information, today announced that its board of directors authorized a 10-for-1 reverse split of its issued and outstanding common shares, effective for shareholders of record on February 10, 2010.

The reverse stock split is intended to enable the company to regain and maintain its qualification for listing on the NASDAQ Stock Market.   The reverse split is anticipated to be effective on February 17, 2010.  Immediately after the reverse stock split, HSW International will have approximately 5,369,000 common shares outstanding.

For the 20-day period following implementation of the reverse split, the company’s ticker symbol will be "HSWID" to reflect the post-split price.  Following that period, the ticker symbol will revert to "HSWI."

About HSW International, Inc.

HSW International, Inc. (Nasdaq: HSWI) develops and operates Internet businesses focused on providing consumers in the world's emerging digital economies with locally relevant, high quality information. The Company's leading brands BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. HSW International is the exclusive licensee in China and Brazil for the publication of translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. The Company is headquartered in Atlanta and incorporated in Delaware.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: the continued listing of HSW International's securities on the Nasdaq Global Market; reliance on third parties such as World Book for content; challenges inherent in developing an online business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries, especially China; general industry conditions and competition; general economic conditions, such as interest rate and currency exchange rate fluctuations; and restrictions on certain intellectual property under agreements with third parties. For a more detailed discussion of such risks and uncertainties, refer to HSW International's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. The forward-looking statements contained herein are made as of the date of this press release, and HSW International assumes no obligation to update any forward-looking statements after the date hereof, except as required by law.

Contact:
William G. McBride
Kreab Gavin Anderson
212-515-1970